Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 (Registration No. 333-134651) of our report, dated February 27, 2006, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern, on our audits of the consolidated financial statements of MultiCell Technologies, Inc. and subsidiaries as of November 30, 2005 and 2004 and for the years then ended. We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ J.H. Cohn LLP

New York, NY

December 21, 2006